UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 27, 2007 (September 25, 2007)

CuraGen Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23223	06-1331400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street, Branford, Connecticut	06045
(Address of Principal Executive Offices)	(Zip Code)

(203) 481-1104

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On September 25, 2007, David R. Ebsworth, Ph.D. resigned as a director of CuraGen Corporation (the “Company”). Dr. Ebsworth’s resignation from the Company is not the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices. The Company’s Board of Directors extended its gratitude to Dr. Ebsworth for more than five years of service to the Company.

(d)

In addition, on September 25, 2007, the Company’s Board of Directors appointed Timothy M. Shannon, M.D., President and Chief Executive Officer of the Company, as a Class III director to fill the vacancy left by Dr. Ebsworth’s departure and to serve until his successor is duly elected and qualified. Dr. Shannon was named President and Chief Executive Officer of the Company on September 19, 2007. Dr. Shannon has not been named to any committees of the Company’s Board of Directors.

There is no agreement or understanding between Dr. Shannon and any other person pursuant to which he was selected as a director of the Company. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is a participant, the amount involved exceeds $120,000, and in which Dr. Shannon had, or will have, a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION

Date: September 27, 2007	By:	/s/ David M. Wurzer
David M. Wurzer
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)